EXHIBIT 99.1

          Lion Announces Preliminary Shareowner Vote Results

    SEATTLE--(BUSINESS WIRE)--June 26, 2007--LION, Inc. (OTCBB:LINN), a provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today announced that the preliminary report of IVS Associates, Inc., the independent Inspector of Election for LION's 2007 Annual Meeting of Shareowners, has confirmed that all Board director nominees were elected by shareowners voting in the election of directors at the Annual Meeting.

    According to IVS, the six Board nominees were re-elected with votes ranging from 18.4 to 19.7 million votes, or between 63.7% and 68.1% of the votes cast in the election of directors.

    Separately, IVS also reported the preliminary results of the other proposal voted on at the Annual Meeting. Proposal 2, requesting shareowner ratification of the appointment of Grant Thornton LLP as LION's independent registered public accounting firm, was approved by 99.1% of the shares present and entitled to vote at the meeting.

    Shareowners representing 28,894,620 shares, or 74.8%, of the Company's common stock, either voted by proxy or in person at the meeting.

    The Company anticipates receiving IVS's official certification of the voting results in the near future. The Company does not expect any meaningful variations between the preliminary and final reports of the Inspector of Election.

    About LION, Inc.

    LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.

    CONTACT: LION, Inc.
             Dave Stedman, Interim CEO, 800-546-6463